Exhibit 99
For Immediate Release


Contact:     	Mary Moster	             	Neal Lulofs
            		Comdisco Inc.           		Comdisco Inc.
	            	708-518-5147	            	708-518-5616



                  	COMDISCO ANNOUNCES DEATH OF PONTIKES


	     Rosemont, Illinois, June 24, 1994:  Kenneth N. Pontikes, chairman of the board and president of Comdisco, Inc., died early today from colon cancer.
 Pontikes, 54, who had been diagnosed with caner in early December of 1993, had been undergoing treatment for the disease.

	     Speaking on behalf of the board of directors, Philip A. Hewes, senior vice president, legal, and secretary, issued the following statement: "All of us at Comdisco, and Ken's many other friends, mourn the loss of this charismatic entrepreneur and visionary leader. He lived his life with great courage and determination, and embodied the belief that "opportunities are everywhere' for those with conviction and a strong work ethic. His legacy is the entrepreneurial spirit that continues to guide the company he founded.
 We will miss him and share this sadness with his family."

	     The company will continue under the leadership of the Office of the President, which was formed in 1992 to manage Comdisco's business. The
 Office of the President is under the direction of Jack Slevin, who was named chief operating officer in December of 1993.

     	The son of immigrants from Greece, Pontikes started Comdisco with a
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 $5,000 loan in 1969 at age 29.  He served as chairman of the board and president since the company was founded. Under his direction, Comdisco has grown into the world's largest independent high-technology leasing company and the leading provider of disaster recovery services worldwide.

	     Prior to forming Comdisco, Pontikes was employed as manager of computer brokerage operations for Data Power, Inc. in Chicago.  From 1963 to 1968 he
 was a salesman for the Information Records Division of the IBM Corporation.

	     A native of Chicago, Pontikes graduated in 1963 from Southern Illinois
 University in Carbondale with a B.A. degree in economics and marketing.  He continued to be an active supporter and contributor to the university throughout his career, including donations to found the Pontikes Center on the university campus.  He was named the Southern Illinois University College of
 Business and Administration Entrepreneur of the Year in 1986.

	     Pontikes served on the board of directors for Richardson Electronics, Ltd., Pier 1 Imports and Caremark International. He was actively involved in the community and was personally deeply supportive of both the Maryville
 Academy in Des Plaines, Illinois, and the Better Boys Foundation in Chicago.

	     As a result of his "I Will Spirit," Pontikes was named Crain's Chicago
 Business Executive of the Year for 1991.  He also received the Peat Marwick
 High-Tech Entrepreneur Award in 1988.

	     Pontikes is survived by his wife, Lynne, and three children:  Nicholas of
 Chicago, who is president of Comdisco Disaster Recovery Services; Victoria
 Gallegos of San Francisco; and Melissa Scanlan of West Dundee, Ill.; and two
 grandchildren.

	     The Pontikes family has requested that in lieu of flowers, contributions in the memory of Kenneth Pontikes may be made to the Maryville Academy City of Youth, 1150 North River Road, Des Plains, Ill., 60016.
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